Exhibit 99.1

FINANCIAL STATEMENT REPRESENTATION

TC BioPharm (Holdings) plc, the registrant, has filed a Registration Statement on Form F-1, File No. 333- 260492, for an initial public offering of its securities. Pursuant to Instruction to Item 8.A.4, part 2, to Item 8 of Form 20-F, which addresses the age of financial statement requirements for foreign private issuers, TC BioPharm Limited has provided financial statements that are not older than 15 months in compliance with Item 8, and Instruction 8.A.4.

Each of the registrant and TC BioPharm Limited represents (i) that the registrant and TC BioPharm Limited are formed under the Laws of Scotland, the United Kingdom, (ii) that neither the registrant nor TC BioPharm Limited are publicly traded companies in any jurisdiction outside of the United States, (iii) that there is no requirement in any jurisdiction outside of the United States that requires the registrant or TC BioPharm Limited to provide financial statements that are no older than 12 months, and (iv) that complying with the 12-month requirement under Item 8 of Form 20-F is impracticable to comply with and would involve undue hardship to the registrant and TC BioPharm Limited .

TC BioPharm (Holdings) plc and TC BioPharm Limited

/S/ Martin Thorp
By:	Martin Thorp
Chief Financial Officer